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                                                                    EXHIBIT 10.4

                                    AGREEMENT

     This Agreement (this "Agreement"), is made as of May 28, 2002, by and between Frank Alaghband, an individual ("Executive"), and Procom Technology, Inc., a California corporation (the "Company").

                                    RECITALS

         WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated October 28, 1996 (the "Employment Agreement");

         WHEREAS, the Company and Executive desire that the Employment Agreement and Executive's employment with the Company terminate effective as of the date of this Agreement; and

         WHEREAS, the Company and Executive desire to set forth certain agreements and understandings concerning the termination of Executive's employment, all as provided in this Agreement.

                                    AGREEMENT

     In consideration of the covenants undertaken and the releases contained in this Agreement, the Company and Executive agree as follows:

     1. Termination of Employment and Employment Agreement. Effective as of the date of this Agreement, (a) Executive's employment with the Company is terminated and (b) the Employment Agreement is terminated, of no further force or effect and superseded in its entirety by this Agreement, it being understood and agreed that Executive shall not be entitled to any payments or benefits whatsoever from the Company under the Employment Agreement or otherwise, except as expressly provided in this Agreement. Without limiting the foregoing, Executive shall not be entitled to receive compensation in respect of Executive's status as a director of the Company at any point on or after the date of this Agreement.

     2. Term. The term of this Agreement shall begin on the date of this Agreement and end on May 29, 2005 (the "Term").

     3. Cash Payment. Not later than 5 p.m. Pacific Standard Time on May 31, 2002, Executive shall notify the Company in writing of its election to receive either the monthly payments in accordance with Section 3(a) below or the one-time, lump sum payment in accordance with Section 3(b) below. Executive's election shall be irrevocable once received by the Company.

         (a) Monthly Payments. If elected by Executive pursuant to this Section 3, the Company shall pay Executive the monthly sum of $18,750, less any legally required withholding and any other deductions required under applicable law. The first such payment shall be made to Executive on June 28, 2002, with each additional payment

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     made on the 28th day of each succeeding month during the Term (or if such day is a national holiday, Saturday or Sunday, then on the first business day thereafter), such that the last monthly payment payable to Executive under this Section 3(a) shall be made to Executive on May 28, 2005 for a total of 36 payments, provided, however, that the unpaid amount of such monthly payments shall become immediately due and payable: (i) upon a Change of Control (as hereinafter defined); or (ii) in the event the Company improperly and unjustifiably fails to make a required payment under this Agreement within sixty days following the Company's receipt from Executive of written notice of such failure. A Change of Control shall mean a merger or consolidation involving the Company, or sale or transfer of all or substantially all of the Company's assets or stock, in each case following which the shareholders of the Company immediately prior to such transaction no longer own, directly or indirectly, a majority economic interest in the Company.

          (b) Lump-Sum Payment. If elected by Executive pursuant to this Section 3, the Company shall make a one-time, lump sum payment to Executive in the amount of $225,000, less standard withholding and any other deductions required under applicable law. Such payment shall be made to Executive on or before May 31, 2002.

          (c) Offsets. Notwithstanding any contrary provision of this Agreement, the Company shall not have any right to offset against any payment due hereunder any claims of Company against Executive not released pursuant to this Agreement, other than claims or other amounts that are the subject of a final judgment of a court of competent jurisdiction.

     4. Benefits.

          (a) Except as provided in this Agreement, for the duration of the Term of this Agreement, Executive shall be entitled to participate in the Company's medical, dental and life insurance plans on the same basis (i.e. at the same cost, if any, to Executive) on which Executive participated in such plans as of immediately prior to the date of this Agreement.

          (b) Executive expressly acknowledges and agrees that he shall not be entitled to any other benefits or perquisites from the Company whatsoever, including, without limitation, any automobile allowances, use of a Company credit card and/or cellular phone. Upon Executive's execution of this Agreement, Executive shall deliver to the Company all Company credit cards, cellular telephones, computer equipment or other items owned by the Company that are in the possession or control of Executive.

     5. Confidentiality of Trade Secrets.

          (a) Executive shall not, at any time on or after the date of this Agreement, disclose, directly or indirectly, to any person or entity or use for Executive's own benefit any trade secrets or confidential information relating to the Company's business, operations, marketing data, business plans, strategies, employees, negotiations

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     and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its clients, customers, consultants or licensees, known, learned or acquired by Executive during the period of Executive's employment by the Company (collectively, "Confidential Information").

          (b) Executive shall promptly deliver to the Company upon execution of this Agreement or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies of such material which Executive may then possess or have under Executive's control,. Upon termination of Executive's employment by the Company pursuant to this Agreement, Executive shall not take any document, data or other material of any nature containing or pertaining to the proprietary information of the Company.

     6. Non-Solicitation.

          (a) Non-Solicitation of Employees. For a period of two years from the date of this Agreement, Executive will not solicit any of the employees, agents or independent contractors of the Company to leave the employ of the Company for a competitive company or business. However, Executive may solicit any employee, agent or independent contractor who voluntarily terminates his or her employment with the Company after a period of 120 days have elapsed since the termination date of such employee, agent or independent contractor. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

          (b) Non-Solicitation of Customers. For a period of two years from the date of this Agreement, Executive shall not directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

     7. Release. Except for (i) those obligations created by or arising out of this Agreement, (ii) any rights under any indemnification agreement between the Executive and the Company, (iii) any rights arising out of the certificate of incorporation or bylaws of the Company, (iv) any indemnification rights arising by statute, or (iv) any rights arising out of any stock option agreement between the Company and Executive (each as in effect on the date of this Agreement), Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company and its parents, subsidiaries and affiliates, past and present, and each of them, as well as their trustees, directors, officers, agents, attorneys, insurers, executives, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments,

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orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against said Releasees, arising out of or in any way connected with the Employment Agreement and/or Executive's employment with the Company, his termination from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

         Except for (i) those obligations created by or arising out of this Agreement, (ii) any rights under any indemnification agreement between the Executive and the Company, (iii) any rights arising out of the certificate of incorporation or bylaws of the Company, (iv) any indemnification rights arising by statute, or (iv) any rights arising out of any stock option agreement between the Company and Executive (each as in effect on the date of this Agreement), the Company hereby covenants not to sue and fully releases and discharges Executive with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which it now owns or holds or has at any time heretofore owned or held as against Executive, arising out of or in any way connected with the Employment Agreement and/or Executive's employment with the Company, his termination from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive committed or omitted prior to the date of this Agreement. Notwithstanding the foregoing or any contrary provision of this Agreement, the foregoing release of Executive by the Company shall not extend to any claims that arise out of facts that are finally adjudged by a court of competent jurisdiction to constitute a willful breach of fiduciary duty or a crime under any federal, state or local law.

         It is the intention of Executive and the Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, each of the Company and Executive hereby expressly waives any and all rights and benefits conferred upon it or him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

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                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
                  CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Executive and Company each acknowledges that he or it understands the significance and consequence of such release and such specific waiver of SECTION 1542.

     8. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

     9. Entire Agreement. This instrument constitutes and contains the entire agreement and understanding of the parties with respect to the matters addressed in this Agreement between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement (including, without limitation, the Employment Agreement). This is an integrated document.

     10. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

     11. Arbitration. Any dispute or controversy between Executive, on the one hand, and the Company on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter of this Agreement, or otherwise in any way arising out of, related to, or connected with Executive's employment with the Company or the termination of Executive's employment with the Company, shall be resolved through final and binding arbitration in Orange County, California, pursuant to California Civil Procedure Code ss.ss. 1282-1284.2, with the exception of Sections 1283 and 1283.05. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection with such arbitration, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

         Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any

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third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law. Notwithstanding the foregoing, either party may seek provisional injunctive relief in court pending final resolution or the arbitration proceeding.

     12. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     13. Notices. All notices, requests, demands, claims and other communications made in connection with this Agreement will be in writing. Any notice, request, demand, claim or other communication in connection with this Agreement shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

                  If to the Company:

                  Procom Technology, Inc.
                  58 Discovery
                  Irvine, CA 92618
                  Attention:  Alex Razmjoo, Chief Executive Officer

                  If to the Executive:

                  Frank Alaghband
                  6 Scenic Bluff
                  Newport Coast, CA 92657

Any party may send any notice, request, demand, claim or other communication in connection with this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication sent using such other means shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications in connection with this Agreement are to be delivered by giving the other parties notice in the manner set forth in this Agreement.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice

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or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     15. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Sellers. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     16. Construction; Access to counsel. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Executive has been advised by his own counsel in connection with the negotiation and Executive's execution of this Agreement.

     17. Right to Injunctive and Equitable Relief. Executive's obligations not to disclose or use Confidential Information and to refrain from the solicitations described in Section 6 are of a special and unique character which gives them a particular value. The Company cannon be reasonably or adequately compensated for damages in an action at law in the event Executive braches such obligations. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of Executive under Sections 5 and 6 and the rights and remedies of the Company under this Section 17 are cumulative and in addition to, and not in lieu of, any obligations, rights or remedies created by applicable law relating to misappropriation or theft of trade secrets or Confidential Information.

     18. Assignment. Executive shall have the right to assign all or any portion of the payments required to be made to Executive hereunder; provided, that the Company shall not be obligated to make any payment due hereunder to Executive to any party other than Executive unless the Company shall have received from Executive a written notice of such assignment not less than ten days prior to the date payment is required to be made hereunder and such notice includes reasonably specific payment instructions for the assignee; and provided further, the Company assumes no obligation or liability for any inaccuracy of such payment instructions. Notwithstanding the foregoing, no assignment by Executive of all or any payments due Executive hereunder shall relieve Executive from any covenant or obligation of Executive hereunder.

     19. Public Statements. Executive agrees that, without the prior written consent of the Company, he shall not directly or indirectly make any public disclosure, or any statements to or otherwise communicate with any reporter or representative of the media, including, without limitation, any trade, technical or financial publication, television or cable station, newspaper, magazine, internet or other medium, or any member of the financial community, including,

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without limitation, any financial analyst in each case with respect to any matter pertaining to the Company or the termination of Executive's employment pursuant to this Agreement.

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     I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

     EXECUTED on this __ day of May, 2002.

                                         "EXECUTIVE"

                                            /s/ Frank Alaghband
                                         ---------------------------------------
                                         Name: Frank Alaghband


                                         "COMPANY"

                                         Procom Technology, Inc.
                                         a California corporation


                                         By:   /s/ Alex Razmjoo
                                             -----------------------------------
                                             ___________________________________
                                             Its:  CHIEF EXECUTIVE OFFICER
                                                   -----------------------------

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